Exhibit 99.1

Delek US Holdings and Alon USA Partners Announce Expected Closing Date and Unitholder Consent Deadline for Alon USA Partners Acquisition

BRENTWOOD, Tenn. — January 8, 2018 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) and Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) today announced that Delek US’ Registration Statement on Form S-4 has been declared effective by the Securities and Exchange Commission (“SEC”) and that Alon Partners has filed a definitive consent statement with the SEC with respect to the proposed acquisition. The consent process will conclude on February 5, 2018.

A subsidiary of Delek US currently owns approximately 51.0 million common units of Alon Partners, or approximately 81.6 percent of the outstanding units. This subsidiary has executed a written consent adopting and approving in all respects the merger agreement and the transactions contemplated thereby, including the merger (the “AAI Written Consent”). The delivery of the AAI Written Consent is sufficient to adopt the merger agreement and to approve the acquisition of Alon Partners by Delek US without the receipt of written consent from any other holder of Alon Partners common units. Delek US expects the closing of the acquisition to occur on February 7, 2018, subject to the satisfaction or waiver of the remaining customary conditions to closing.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. Delek US, through its subsidiaries, currently owns 100 percent of the general partner and approximately 81.6 percent of the limited partner interests in Alon Partners, which owns the crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business.

The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US and its affiliates also own approximately 63 percent (including a 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

About Alon USA Partners
Alon USA Partners, LP is a Delaware limited partnership in which Delek US currently owns 100 percent of the general partner and approximately 81.6 percent of the limited partner interests. Alon Partners owns and operates a crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in central and west Texas, Oklahoma, New Mexico and Arizona through its integrated wholesale distribution network to retail convenience stores owned by Delek US and other third-party distributors.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the proposed merger with Alon Partners including the timing, closing and success thereof ; the ability of Delek US to simplify its corporate structure, reduce costs, reallocate cash flow, capture synergies including relating to costs of capital, refinance debt, increased daily trading volume; future dropdowns and the success thereof; continued safe and reliable operations; integration and transition plans, synergies, opportunities, anticipated future performance and financial position, and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties related to the expected timing and likelihood of completion of the proposed merger, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Delek US’ common stock or Alon Partners’ common units, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Delek US and Alon Partners to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, uncertainty related to timing and amount of future share repurchases and dividend payments, risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management’s ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks contained in Delek US’ and Alon Partners’ filings with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

No Offer or Solicitation
This communication relates to a proposed business combination between Delek US and Alon Partners. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This announcement is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It
In connection with the proposed acquisition transaction, a registration statement on Form S-4 has been filed with the SEC that includes a consent statement/prospectus. Delek US and Alon Partners also plan to file other relevant materials with the SEC. UNITHOLDERS OF ALON PARTNERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE DEFINITIVE CONSENT STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive consent statement/prospectus will be mailed to unitholders of Alon Partners. Investors and security holders will be able to obtain the documents, and any other documents that Delek US has filed with the SEC, free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Delek US or Alon Partners will be available free of charge by (1) for Delek US filings, accessing Delek US’ website at www.delekus.com under the “Investor Relations” link and then under the heading “SEC Filings”; (2) for Alon Partners filings, accessing Alon Partners’ website at www.alonpartners.com under the heading “SEC Filings”; (3) writing Delek US at 7102 Commerce Way, Brentwood, TN 37027, Attention: Investor Relations; or (4) writing Alon Partners at 7102 Commerce Way, Brentwood, TN 37027, Attention: Investor Relations.

Participants in the Solicitation
Delek US, Alon Partners and their respective directors and executive officers may be deemed to be participants in the solicitation of consents in favor of the merger from the public unitholders of Alon Partners. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the consent statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366